Exhibit 99.1

Green Plains Announces Governance Updates

•	Announces director retirement as part of ongoing board refreshment efforts
•	Initiates search process for qualified, diverse candidates
•	Completes rotation of key committee leadership

OMAHA, Neb., Aug. 27, 2021 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ: GPRE) today announced updates to its board of directors as part of an ongoing board refreshment initiative. After seven years of service, Gene Edwards is retiring from the board of directors.

“I want to thank Gene for his dedicated service in advancing the company’s goals and for his support of this important refreshment initiative,” said Wayne Hoovestol, chairman of the board of Green Plains Inc. “Our ongoing board refreshment process addressing diversity, tenure and perspective is imperative for the long-term success of our company.”

The company has retained Korn Ferry to lead the search for qualified, diverse candidates to fulfill its previously announced commitment to add further diversity to the board prior to the 2022 annual meeting. Also, as described in the company’s Form 8-K filed July 26, 2021, the company intends to reduce the size of its board to eight members by the 2023 annual shareholders meeting.

As part of the refreshment initiative, the board of directors has also rotated the leadership and adjusted the composition of its key committees. Green Plains previously announced that its newest director, Martin Salinas, Jr., would serve as audit committee chair. In addition, the company announced today that Kim Wagner was named chairperson for the Nominating and Governance Committee and was appointed to the Audit Committee, and Brian Peterson was named chairperson for the Compensation Committee.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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